                                                                     EXHIBIT 1.1

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this circular, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this circular.

                              (CHINESE CHARACTERS)
         [CHINA EASTERN LOGO] CHINA EASTERN AIRLINES CORPORATION LIMITED
                              (A joint stock limited company incorporated in the People's Republic of China with limited liability)
                                            (Stock code: 670)


                                AIRCRAFT PURCHASE
                          VERY SUBSTANTIAL ACQUISITION
                     TIME EXTENTION FOR DESPATCH OF CIRCULAR

________________________________________________________________________________

    Reference is made to the Announcement in relation to an agreement regarding the purchase of fifteen Airbus A320 series aircraft by the Company. The Company has applied for a waiver from strict compliance with Rule 14.38 in relation to the timing for the despatch of the Circular. The Directors expect that the Circular will be despatched on or before 3rd June, 2005.
________________________________________________________________________________

Reference is made to the announcement of the Company dated 21st April, 2005 ("ANNOUNCEMENT") in relation to an agreement regarding the purchase of fifteen Airbus A320 series aircraft by the Company. Terms used herein shall have the same meanings as defined in the Announcement unless the context otherwise requires.

Pursuant to Rule 14.38 of the Listing Rules, a circular ("CIRCULAR") regarding the Transaction is required to be despatched to the Company's shareholders within 21 days after publication of the Announcement. However, since the Stock Exchange takes the view that the Transaction and the aircraft purchase agreements of 9th October, 2004 and 16th March, 2005 with Airbus SAS (as disclosed in the Company's announcements dated 13th October, 2004 and 17th March, 2005, respectively) will, pursuant to Rule 14.22 of the Listing Rules, be aggregated and treated as if they were one transaction for the purpose of Chapter 14 of the Listing Rules, the Transaction is considered by the Stock Exchange to constitute a "very substantial acquisition" of the Company. Additional time is accordingly required to collate and finalise certain information including the financial information, not otherwise required to be included in the Circular, e.g., a three-year management discussion and analysis of the Group.

Therefore, the Company has applied for a waiver from strict compliance with the requirements under Rule 14.38 of the Listing Rules in relation to the timing for the despatch of the Circular. The Directors expect that the Circular will be despatched on or before 3rd June, 2005.

The Company will issue another announcement at the time when the Circular is sent to its shareholders.

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                                                  By order of the Board
                                                 CHINA EASTERN AIRLINES
                                                   CORPORATION LIMITED
                                                       LI FENGHUA
                                                        Chairman


The Directors, as at the date of this announcement, are:

Li Fenghua (Chairman, Executive Director)
Ye Yigan (Non-executive Director)
Cao Jianxiong (Non-executive Director)
Wan Mingwu (Vice President, Executive Director)
Zhong Xiong (Non-executive Director)
Luo Zhuping (Executive Director)
Hu Honggao (Independent non-executive Director)
Peter Lok (Independent non-executive Director)
Wu Baiwang (Independent non-executive Director)
Zhou Ruijin (Independent non-executive Director)
Xie Rong (Independent non-executive Director)

Shanghai, the PRC
13th May, 2005









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